Exhibit 99.1

                   Temecula Valley Bancorp Announces
                       Quarterly Cash Dividend


    TEMECULA, Calif.--(BUSINESS WIRE)--Nov. 29, 2007--Temecula Valley Bancorp Inc. (NASDAQ: TMCV), the parent company of Temecula Valley Bank, announced today that its Board of Directors declared a quarterly cash dividend of $0.04 per share payable on January 15, 2008 to shareholders of record as of January 2, 2008.

    Temecula recently reported total assets of $1.3 billion as of September 30, 2007, earnings for the quarter ended September 30, 2007 of $2.6 million and $0.25 per diluted share.

    About Temecula

    Temecula Valley Bank (the "Bank") was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad, Solana Beach and Ontario. The Bank also operates a number of regional real estate loan production centers in California. As a nationally authorized SBA Preferred Lender, the Bank has multiple SBA loan production offices across the United States and has funded over $1.3 billion in SBA loans in 36 states in the last five years. The Bank's website is at www.temvalbank.com. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank.

    Temecula Valley Bancorp stock is traded on the NASDAQ Global
Select Market under the symbol TMCV.


    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, President & CEO
             951-694-9940